AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 27, 2005
                                         REGISTRATION STATEMENT NOS. 333-116300,
                                         333-116300-01 AND 333-116300-02
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                                 POST-EFFECTIVE
                               AMENDMENT NO. 2 TO

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

     FLORIDA POWER & LIGHT COMPANY                     FLORIDA                      59-0247775
 FLORIDA POWER & LIGHT COMPANY TRUST I                 DELAWARE                     20-6218709
FLORIDA POWER & LIGHT COMPANY TRUST II                 DELAWARE                     20-6218713
   (Exact name of each registrant as       (State or other jurisdiction of       (I.R.S. Employer
       specified in its charter)            incorporation or organization)     Identification No.)

                                ----------------

                             700 Universe Boulevard
                            Juno Beach, Florida 33408
                                 (561) 694-4000
    (Address, including zip code, and telephone number, including area code, of registrants' principal executive office)

                                ----------------


         Thomas R. McGuigan, P.A.                Robert J. Reger, Jr., Esq.
     Squire, Sanders & Dempsey L.L.P.             Thelen Reid & Priest LLP
         1900 Phillips Point West                     875 Third Avenue
         777 South Flagler Drive                  New York, New York 10022
      West Palm Beach, Florida 33401                   (212) 603-2000
              (561) 650-7200
        (Names and addresses, including zip codes, and telephone numbers, including area codes, of agents for service)

                                ----------------

        It is respectfully requested that the Commission also send copies of all notices, orders and communications to:

          Edward F. Tancer, Esq.                 Richard L. Harden, Esq.
     Vice President & General Counsel             Hunton & Williams LLP
      Florida Power & Light Company                  200 Park Avenue
          700 Universe Boulevard                 New York, New York 10166
        Juno Beach, Florida 33408                     (212) 309-1000
              (561) 694-4000

                                ----------------

================================================================================

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16.   EXHIBITS.

**1(a)     -   Form of Underwriting Agreement with respect to Bonds.

**1(b)     -   Form of Distribution Agreement with respect to Bonds.

**1(c)     -   Form of Underwriting Agreement with respect to Preferred Trust
               Securities and related securities.

**1(d)     -   Form of Underwriting Agreement with respect to preferred stock.

**4(a)     -   Restated Articles of Incorporation of Florida Power & Light
               Company ("FPL") dated March 23, 1992 (filed as Exhibit 3(i)a to
               Form 10-K for the year ended December 31, 1993, File No. 1-3545).

**4(b)     -   Amendment to FPL's Restated Articles of Incorporation dated March
               23, 1992 (filed as Exhibit 3(i)b to Form 10-K for the year ended
               December 31, 1993, File No. 1-3545).

**4(c)     -   Amendment to FPL's Restated Articles of Incorporation dated May
               11, 1992 (filed as Exhibit 3(i)c to Form 10-K for the year ended
               December 31, 1993, File No. 1-3545).

**4(d)     -   Amendment to FPL's Restated Articles of Incorporation dated March
               12, 1993 (filed as Exhibit 3(i)d to Form 10-K for the year ended
               December 31, 1993, File No. 1-3545).

**4(e)     -   Amendment to FPL's Restated Articles of Incorporation dated June
               16, 1993 (filed as Exhibit 3(i)e to Form 10-K for the year ended
               December 31, 1993, File No. 1-3545).

**4(f)     -   Amendment to FPL's Restated Articles of Incorporation dated
               August 31, 1993 (filed as Exhibit 3(i)f to Form 10-K for the year ended December 31, 1993, File No. 1-3545).

**4(g)     -   Amendment to FPL's Restated Articles of Incorporation dated
               November 30, 1993 (filed as Exhibit 3(i)g to Form 10-K for the year ended December 31, 1993, File No. 1-3545).

**4(h)     -   Amendment to FPL's Restated Articles of Incorporation dated
               January 20, 2004 (filed as Exhibit 3(i)j to Form 10-K for the year ended December 31, 2003, File No. 2-27612).

**4(i)     -   Amendment to FPL's Restated Articles of Incorporation dated
               January 20, 2004 (filed as Exhibit 3(i)k to Form 10-K for the year ended December 31, 2003, File No. 2-27612).

**4(j)     -   Bylaws of FPL dated May 11, 1992 (filed as Exhibit 3 to Form 8-K dated May 1, 1992, File No. 1-3545).

**4(k)     -   Mortgage and Deed of Trust dated as of January 1, 1944, and One hundred and five Supplements thereto, between FPL and Deutsche
               Bank Trust Company Americas, Trustee (the "Mortgage") (filed as
               Exhibit B-3, File No. 2-4845; Exhibit 7(a), File No. 2-7126;
               Exhibit 7(a), File No. 2-7523; Exhibit 7(a), File No. 2-7990;
               Exhibit 7(a), File No. 2-9217; Exhibit 4(a)-5, File No. 2-10093;
               Exhibit 4(c), File No. 2-11491; Exhibit 4(b)-1, File No. 2-12900;
               Exhibit 4(b)-1, File No. 2-13255; Exhibit 4(b)-1, File No.
               2-13705; Exhibit 4(b)-1, File No. 2-13925; Exhibit 4(b)-1, File
               No. 2-15088; Exhibit 4(b)-1, File No. 2-15677; Exhibit 4(b)-1,
               File No. 2-20501; Exhibit 4(b)-1, File No. 2-22104; Exhibit 2(c),
               File No. 2-23142; Exhibit 2(c), File No. 2-24195; Exhibit 4(b)-1,
               File No. 2-25677; Exhibit 2(c), File No. 2-27612; Exhibit 2(c),
               File No. 2-29001; Exhibit 2(c), File No. 2-30542; Exhibit 2(c),
               File No. 2-33038; Exhibit 2(c), File No. 2-37679; Exhibit 2(c),
               File No. 2-39006; Exhibit 2(c), File No. 2-41312; Exhibit 2(c),
               File No. 2-44234; Exhibit 2(c), File No. 2-46502; Exhibit 2(c),
               File No. 2-48679; Exhibit 2(c), File No. 2-49726; Exhibit 2(c),
               File No. 2-50712; Exhibit 2(c), File No. 2-52826; Exhibit 2(c),
               File No. 2-53272; Exhibit 2(c), File No. 2-54242; Exhibit 2(c),

               File No. 2-56228; Exhibits 2(c) and 2(d), File No. 2-60413; Exhibits 2(c) and 2(d), File No. 2-65701; Exhibit 2(c), File No. 2-66524; Exhibit 2(c), File No. 2-67239; Exhibit 4(c), File No. 2-69716; Exhibit 4(c), File No. 2-70767; Exhibit 4(b), File No. 2-71542; Exhibit 4(b), File No. 2-73799; Exhibits 4(c), 4(d) and
               4(e), File No. 2-75762; Exhibit 4(c), File No. 2-77629; Exhibit 4(c), File No. 2-79557; Exhibit 99(a) to Post-Effective Amendment No. 5 to Form S-8, File No. 33-18669; Exhibit 99(a) to Post-Effective Amendment No. 1 to Form S-3, File No. 33-46076;
               Exhibit 4(b) to Form 10-K for the year ended December 31, 1993, File No. 1-3545; Exhibit 4(i) to Form 10-Q for the quarter ended June 30, 1994, File No. 1-3545; Exhibit 4(b) to Form 10-Q for the quarter ended June 30, 1995, File No. 1-3545; Exhibit 4(a) to Form 10-Q for the quarter ended March 31, 1996, File No. 1-3545;
               Exhibit 4 to Form 10-Q for the quarter ended June 30, 1998, File No. 1-3545; Exhibit 4 to Form 10-Q for the quarter ended March 31, 1999, File No. 1-3545; Exhibit 4(f) to Form 10-K for the year ended December 31, 2000, File No. 1-3545; Exhibit 4(g) to Form 10-K for the year ended December 31, 2000, File No. 1-3545;
               Exhibit 4(o), File No. 333-102169; Exhibit 4(k) to Post-Effective Amendment No. 1 to Form S-3, File No. 333-102172; Exhibit 4(l) to Post-Effective Amendment No. 2 to Form S-3, File No. 333-102172; and Exhibit 4(m) to Post-Effective Amendment No. 3 to Form S-3, File No. 333-102172).

**4(l)     -   Form of Supplemental Indenture relating to the Bonds.

**4(m)     -   Trust Agreement and Certificate of Trust of Florida Power & Light
               Company Trust I.

**4(n)     -   Trust Agreement and Certificate of Trust of Florida Power & Light
               Company Trust II.

**4(o)     -   Form of Amended and Restated Trust Agreement.

**4(p)     -   Form of Subordinated Indenture relating to the Junior
               Subordinated Debentures.

**4(q)     -   Form of Officer's Certificate relating to the Junior Subordinated
               Debentures, including form of Junior Subordinated Debentures.

**4(r)     -   Form of Preferred Trust Securities Guarantee Agreement relating to the Preferred Trust Securities.

**4(s)     -   Form of Agreement as to Expenses and Liabilities relating to the
               Trust is contained in Exhibit D of Exhibit 4(o) hereto.

**4(t)     -   Form of Preferred Trust Securities is contained in Exhibit C of
               Exhibit 4(o) hereto.

**4(u)     -   Form of Articles of Amendment to establish a series of preferred stock.

**4(v)     -   Amendment to FPL's Restated Articles of Incorporation dated
               February 11, 2005 (filed as Exhibit 3(i)m to Form 10-K for the year ended December 31, 2004, File No. 2-27612).

**4(w)     -   One Hundred Sixth Supplemental Indenture dated as of September 1,
               2004 between FPL and Deutsche Bank Trust Company Americas,
               Trustee (filed as Exhibit 4(a) to Form 10-Q for the quarter ended
               September 30, 2004, File No. 2-27612).

**4(x)     -   One Hundred Seventh Supplemental Indenture dated as of June 1,
               2005, between FPL and Deutsche Bank Trust Company Americas,
               Trustee (filed as Exhibit 4(f) to Amendment No. 1 to Form S-3,
               File No. 333-125275).

*4(y)      -   One Hundred Eighth Supplemental Indenture dated as of September
               1, 2005, between FPL and Deutsche Bank Trust Company Americas,
               Trustee.

**5(a)     -   Opinion and Consent, dated June 8, 2004, of Steel Hector & Davis
               LLP, counsel to FPL, Florida Power & Light Company Trust I and
               Florida Power & Light Company Trust II.

**5(a).1   -   Opinion and Consent, dated June 7, 2005, of Steel Hector & Davis
               LLP, counsel to FPL.

*5(a).2    -   Opinion and Consent, dated September 22, 2005, of Squire, Sanders
               & Dempsey L.L.P., counsel to FPL.

**5(b)     -   Opinion and Consent, dated June 8, 2004, of Thelen Reid & Priest
               LLP, co-counsel to FPL, Florida Power & Light Company Trust I and
               Florida Power & Light Company Trust II.

**5(b).1   -   Opinion and Consent, dated June 7, 2005, of Thelen Reid & Priest
               LLP, co-counsel to FPL.

*5(b).2    -   Opinion and Consent, dated September 22, 2005, of Thelen Reid &
               Priest LLP, co-counsel to FPL.

**5(c)     -   Opinion and Consent, dated June 8, 2004, of Morris, James,
               Hitchens & Williams LLP, special Delaware counsel to FPL and
               Florida Power & Light Company Trust I.

**5(d)     -   Opinion and Consent, dated June 8, 2004, of Morris, James,
               Hitchens & Williams LLP, special Delaware counsel to FPL and
               Florida Power & Light Company Trust II.

**12       -   Computation of Ratio of Earnings to Fixed Charges and Ratio of
               Earnings to Fixed Charges plus Preferred Dividends (filed as
               Exhibit 12(b) to Form 10-K for the year ended December 31, 2003,
               File No. 1-3545 and Exhibit 12(b) to Form 10-Q for the quarter ended March 31, 2004, File No. 1-3545).

**23(a)    -   Independent Auditors' Consent of Deloitte & Touche LLP.

**23(b)    -   Consent of Steel Hector & Davis LLP (included in Exhibit 5(a)).

**23(b).1  -   Consent of Steel Hector & Davis LLP (included in opinion,
               attached hereto as Exhibit 5(a).1).

*23(b).2   -   Consent of Squire, Sanders & Dempsey L.L.P. (included in opinion, attached hereto as Exhibit 5(a).2).

**23(c)    -   Consent of Thelen Reid & Priest LLP (included in Exhibit 5(b)).

**23(c).1  -   Consent of Thelen Reid & Priest LLP (included in opinion,
               attached hereto as Exhibit 5(b).1).

*23(c).2   -   Consent of Thelen Reid & Priest LLP (included in opinion,
               attached hereto as Exhibit 5(b).2).

**23(d)    -   Consent of Morris, James, Hitchens & Williams LLP (included in opinion, attached hereto as Exhibit 5(c)).

**23(e)    -   Consent of Morris, James, Hitchens & Williams LLP (included in opinion, attached hereto as Exhibit 5(d)).

**24       -   Power of Attorney.

**25(a)    -   Statement of Eligibility on Form T-1 of Deutsche Bank Trust
               Company Americas with respect to the Mortgage.

**25(b)    -   Statement of Eligibility on Form T-1 of The Bank of New York, as
               Subordinated Indenture Trustee with respect to the Junior
               Subordinated Debentures.

**25(c)    -   Statement of Eligibility on Form T-1 of The Bank of New York, as
               Property Trustee, with respect to the Amended and Restated Trust
               Agreement of Florida Power & Light Company Trust I.

**25(d)    -   Statement of Eligibility on Form T-1 of The Bank of New York, as
               Property Trustee, with respect to the Amended and Restated Trust
               Agreement of Florida Power & Light Company Trust II.

**25(e)    -   Statement of Eligibility on Form T-1 of The Bank of New York, as
               Preferred Trust Securities Guarantee Trustee, with respect to the
               Preferred Trust Securities Guarantee Agreement of Florida Power &
               Light Company Trust I.

**25(f)    -   Statement of Eligibility on Form T-1 of The Bank of New York, as
               Preferred Trust Securities Guarantee Trustee, with respect to the
               Preferred Trust Securities Guarantee Agreement of Florida Power &
               Light Company Trust II.

*Filed herewith.
**Previously filed.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Florida Power & Light Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Juno Beach, State of Florida on the 27th day of September, 2005.

                                         FLORIDA POWER & LIGHT COMPANY


                                         By:   /s/ Armando J. Olivera*
                                            ---------------------------------
                                                   Armando J. Olivera
                                                   President and Director

     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                             Title                         Date
         ---------                             -----                         ----

/s/ Lewis Hay, III*                Chairman of the Board, Chief       September 27, 2005
-------------------------------    Executive Officer and Director
Lewis Hay, III                     (Principal Executive Officer)


/s/ Moray P. Dewhurst*             Senior Vice President, Finance     September 27, 2005
-------------------------------    and Chief Financial Officer and
Moray P. Dewhurst                  Director (Principal Financial
                                   Officer)


/s/ K. Michael Davis*              Vice President, Accounting,        September 27, 2005
-------------------------------    Controller and Chief Accounting
K. Michael Davis                   Officer (Principal Accounting
                                   Officer)


-------------------------------    Director
Edward F. Tancer


/s/ Armando J. Olivera*            Director                           September 27, 2005
-------------------------------
Armando J. Olivera


/s/ Antonio Rodriguez*             Director                           September 27, 2005
-------------------------------
Antonio Rodriguez


/s/ John A. Stall*                 Director                           September 27, 2005
-------------------------------
John A. Stall


*By: /s/ Robert J. Reger, Jr.
    ---------------------------
    Robert J. Reger, Jr.,
    Attorney-in-Fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Florida Power & Light Company Trust I certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Juno Beach, State of Florida on the 27th day of September, 2005.

                                         FLORIDA POWER & LIGHT COMPANY TRUST I


                                         By:   /s/ Paul I. Cutler
                                            ---------------------------------
                                            Name:  Paul I. Cutler
                                            Title: Administrative Trustee

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Florida Power & Light Company Trust II certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Juno Beach, State of Florida on the 27th day of September, 2005.

                                         FLORIDA POWER & LIGHT COMPANY TRUST II


                                         By:   /s/ Paul I. Cutler
                                            ---------------------------------
                                            Name:  Paul I. Cutler
                                            Title: Administrative Trustee

                                  EXHIBIT INDEX

4(y)       -   One Hundred Eighth Supplemental Indenture dated as of September
               1, 2005, between FPL and Deutsche Bank Trust Company Americas,
               Trustee.

5(a).2     -   Opinion and Consent, dated September 22, 2005, of Squire, Sanders
               & Dempsey L.L.P., counsel to FPL.

5(b).2     -   Opinion and Consent, dated September 22, 2005, of Thelen Reid &
               Priest LLP, co-counsel to FPL.

23(b).2    -   Consent of Squire, Sanders & Dempsey L.L.P. (included in opinion, attached hereto as Exhibit 5(a).2).

23(c).2    -   Consent of Thelen Reid & Priest LLP (included in opinion,
               attached hereto as Exhibit 5(b).2).